Exhibit 99.1

CONTACT:
Mary Ann Scully
President and Chief Executive Officer
Howard Bank
(410) 750 -0020

Hugh J. Garchinsky
President and Chief Executive Officer
NBRS Financial Bank
(410) 658-5504

Joint Press Release	4/24/2014
For Immediate Release	4:15pm

Howard Bank Agrees to Buy
Havre de Grace, Maryland Branch from NBRS

Howard Bancorp, Inc. (NASDAQ:HBMD) and Rising Sun Bancorp, Inc. (OTCBB:RSAM) today jointly announced that their respective banking subsidiaries, Howard Bank and NBRS Financial Bank (NBRS), have entered into a purchase and assumption agreement for Howard Bank to purchase the NBRS Bank branch located at 800 Revolution Street, Havre de Grace, MD 21078.

Pursuant to the agreement, Howard Bank expects to acquire approximately $17 million in loans and assume approximately $21 million in deposits from NBRS.

Mary Ann Scully, Howard Bank’s President and CEO, said of the transaction, “Howard Bank has been very favorably impressed by our experiences in Harford County since our purchase of a branch in Aberdeen and the opening of a de novo branch in Bel Air. The community has opened its arms to us and welcomes our commitment to serve them as a sophisticated local bank and our interest in growing with them. We appreciate this opportunity to extend both our presence and our commitment in this attractive market.”

Hugh Garchinsky, NBRS President and CEO, stated, “Our purpose in conducting this transaction is to strengthen our capital ratios. Only approximately 10% of NBRS’ deposits and loans are involved with this sale; the core bank at NBRS remains intact.  We are pleased to work with the fine people from Howard Bank, and we believe our customers will continue to receive excellent banking service and benefit from a continued relationship with a community bank that genuinely cares for its customers and the community it serves the same as we do.”

The completion of the transaction is subject to customary closing conditions, including receipt of all necessary regulatory approvals, and is expected to be completed in the third quarter of 2014.

Griffin Financial Group acted as financial advisor to Howard Bank.  Ober|Kaler served as legal counsel to Howard Bank. The Kafafian Group acted as financial advisor to NBRS and Silver, Freedman, Taff & Tiernan LLP served as legal counsel to NBRS.

About Howard Bancorp, Inc.
Howard Bancorp, Inc. is a bank holding company with total assets of $499 million as of December 31, 2013. Its principal operating subsidiary, Howard Bank, is a growth-focused community bank serving businesses, professionals and individuals in the Greater Baltimore area through eight full service branches and also regional offices in Annapolis and Towson, MD. Howard Bank is a wholly owned subsidiary of Howard Bancorp, Inc. (NASDAQ: HBMD). For information, call 410-750-0020 or visit www.howardbank.com

About Rising Sun Bancorp, Inc.
Rising Sun Bancorp, Inc. is the parent company of NBRS, headquartered in Rising Sun, Maryland, with six locations in Harford and Cecil Counties, Maryland and Lancaster County, PA.  NBRS is a full-service, community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.  At December 31, 2013, Rising Sun Bancorp, Inc. had consolidated assets of $206 million.www.nbrs.com

The statements in this press release regarding the anticipated timing and impact of Howard Bank’s purchase of NBRS Bank’s Havre de Grace branch are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases.  We intend that such forward-looking statements be subject to the safe harbors created thereby.  Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Potential risks and uncertainties include, but are not limited to, the risk of not receiving required regulatory approvals and changes in local and national economic conditions.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the companies or any other person that results expressed therein will be achieved.  The companies do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.